UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2006

West Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-21771	47-0777362
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska		68154
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (402) 963-1200
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On February 6, 2006, West Corporation, a Delaware corporation (“West”), Rockies Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of West (“Merger Sub”), and Raindance Communications, Inc., a Delaware corporation (“Raindance”), entered into an Agreement and Plan of Merger dated as of February 6, 2006 (the “Merger Agreement”), pursuant to which, subject to satisfaction or waiver of the conditions therein, West will acquire, through the merger of Merger Sub with and into Raindance (the “Merger”), all of the outstanding common stock of Raindance. As a result of the Merger, Raindance will become a wholly owned subsidiary of West.
Under the terms of the Merger Agreement, each share of common stock of Raindance (other than shares held by West, Raindance or Merger Sub and other than shares held by stockholders who exercise appraisal rights under Delaware law) that are outstanding immediately prior to the consummation of the Merger will automatically be converted into the right to receive $2.70 in cash at the time of consummation of the Merger (the “Effective Time”). As of the Effective Time, all outstanding Raindance stock options and restricted stock awards will fully vest, and all outstanding stock options of Raindance will be canceled in the Merger. Each vested Raindance stock option that is outstanding as of the Effective Time will be automatically converted into the right to receive an amount in cash equal to, for each share of common stock of Raindance underlying such option, the excess (if any) of $2.70 over the exercise price per share of such option. Each vested restricted stock award that is outstanding as of the Effective Time will be automatically converted into the right to receive an amount in cash equal to $2.70 for each share of Raindance common stock underlying such award. In addition, at the Effective Time, all Raindance warrants will be converted into the right to receive the same consideration as the warrantholder would have received if the warrant had been exercised prior to the Effective Time.
The consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the holders of a majority of Raindance’s outstanding common stock, customary regulatory approvals and other customary closing conditions. The Merger is expected to close by the end of the second quarter of 2006; however, there can be no assurances that the Merger will be consummated in that time period or at all.
The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, Raindance may be required to pay West a termination fee of $4,500,000. The Merger Agreement also provides that in certain instances where the termination fee becomes payable, Raindance may be required to reimburse West for up to $700,000 of its transaction-related expenses.
Item 7.01. Regulation FD Disclosure.
On February 6, 2006, West and Raindance issued a joint press release regarding the execution of the Merger Agreement. The press release is filed as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.
In accordance with General Instruction B.2. of Form 8-K, the information in this Item 7.01 of this current report and in the accompanying Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 of current report and in the accompanying exhibit 99.1 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by West Corporation, whether made before or after the date hereof, regardless of any general incorporation language in such filing.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No	Description of Exhibit

99.1	Press release issued by West Corporation and Raindance Communications, Inc., dated February 6, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

By:	/s/ Thomas B. Barker
Thomas B. Barker Chief Executive Officer and Director

Date: February 7, 2006

EXHIBIT INDEX

Exhibit No	Description of Exhibit

99.1	Press release issued by West Corporation and Raindance Communications, Inc., dated February 6, 2006